EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 1, 2000 relating to the financial statements and financial statement schedule of Project Software & Development, Inc., which appears in Project Software & Development, Inc.'s Annual Report on Form 10-K/A for the year ended September 30, 2000.


PricewaterhouseCoopers LLP


Boston, Massachusetts
March 14, 2001